EXHIBIT 99.1

China Marine Food Group Limited
Third Quarter 2011 Financial Results
November 11, 2011

Operator:

Good morning, ladies and gentlemen, and welcome to China Marine Food Group 3Q11 earnings conference call. Thank you for standing by. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions to participate will be given at that time. If you should require assistance during today’s conference, you may press *0. As a reminder, this conference is being recorded.

I would now like to turn the conference call over to Mr. John Mattio, of MZ-HCI. Please go ahead, sir.

John Mattio:

Thank you very much, operator, and good morning everybody. Joining us today for China Marine’s 3Q11 earnings conference call are the Company’s Chairman and CEO, Mr. Pengfei Liu, and the Company’s Chief Financial Officer, Mr. Marco Ku. Mr. Liu and Mr. Ku will review and comment on financial and operational results for the 3Q, and they will then be available to answer questions after the presentation.

I would like to remind our listeners that on this call prepared remarks may contain forward-looking statements, which are subject to risks and uncertainties, and that management may make additional statements in response to your questions. Therefore, the Company claims the protection from the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation reform act of 1995. Forward-looking statements related to the business of China Marine Food Group and its subsidiaries can be identified by common use forward-looking terminology, and those statements involve unknown risks and uncertainties, including all business-related risks that are more detailed in the Company’s filings on forms 10-K, 10-Q, AK, all with the SEC.

For those of you unable to listen to the entire call at this time, we will have an audio replay that will be available, and the call is also being webcast so you can log in via the Internet, and that all information was provided on the conference call announcement and in the earnings released today.

At this time I would like to turn the call over to Chairman Liu, the Chairman of the Company. He will provide opening comments that will be translated by Marco. Chairman Liu, the floor is yours.

Pengfei Liu:

[Speaking in foreign language]

Thank you, John. Good morning, and thank you for joining us for China Marine’s 3Q11 earnings conference call. I am pleased with our 3Q results. Strong growth in our Hi-Power beverage business helped offset reduced demand for Mingxiang seafood snacks. For the second consecutive quarter, the balance in our portfolio provided stability in our overall results.

Demand for seafood related products further stabilized in the 3Q, but they are still down compared to a year growth as a result of continuous consumer concerns over food safety following the Japan nuclear disaster.

We believe our ongoing marketing and outreach efforts with distributors and customers are having a positive impact, and we expect to emerge from this short-term setback in a stronger competitive position.

Hi-Power sales increased over 25% year over year in the 3Q, a testament to strong sell-through in Fujian province and continuous progress in Zhejiang province, a market which we ended in the 2Q11. We have made adjustments in our in-store promotions advertising campaigns to maximize the efficiency of our spending. We believe nowadays more consumers are becoming aware of our brand and the functional benefits that Hi-Power beverage offers.

The construction of a cold-storage facility is on track. We expect this facility will be up and running by the beginning of this year. As many of you may know, this facility itself will generate stable cash flows and very good returns to the Company. More importantly, it will help to improve our bargaining power of the trading of fresh marine catch, both for the production of processed seafood products and for trading purposes, thanks to the extra storage capacity provided by this new facility.

In closing, we are focused on running a profitable Company, capable of generating consistent organic revenues and cash flow growth. While our margins have been temporarily reduced, as we make strategic investments that will benefit the Company in the long run, we have remained solidly profitable, with adequate capital to execute our plans.

Our CFO Marco Ku, who will now discuss our financial results for the 3Q and 9M ended September 30th, 2011. I will be available to answer questions after he finishes his presentation. Thank you.

Marco Ku:

Thank you, Mr. Liu, and good morning everyone. We appreciate everyone joining the call today. And as is custom on our earnings call, we would like to provide a brief overview of our company. We are based in ShiShi City, in Fujian province. Since 1993 China Marine has operated as a seafood processor, distributor of seafood products, and wholesaler of fresh marine catch.

We have developed a category of brand-select seafood jerky, which we buy fresh marine catch, process, dry, flavor, and package the product in our facilities in ShiShi. Our dried processed seafood products, including a variety of squids and fish, which are predominantly sold under our registered trademark, Mingxiang, the translation of which is ‘Peace of Mind’.

Our 29 different products are sold through distributors in Fujian, Zhejiang, Shandong, and Guangdong provinces, and other prefectures like Shenzhen, who sell directly to our major supermarkets and retailers, including convenience store chains throughout these provinces. We use 18 exclusive distributors in five provinces throughout China and have products placed in over 3,200 retail locations.

Our Hi-Power beverages are manufactured with a colorless and tasteless marine algae extract, and added to a tea-based beverage. Hi-Power is marketed as a natural healthy beverage, which multiple cans can be consumed daily. Our brand is Hi-Power or “Hai-Bao”, in Chinese, which we sell in two sizes, 246 mL and 960 mL per can. Since we have taken over the business in the beginning of the year 2010, we have been able to leverage our existing distribution and new partners to increase our retail end-point network to about 15,000 retail points as of now.

Our marine catch is sold directly to wholesalers within the PRC, and either directly or indirectly to overseas customers. We yet recognize it as a very good source of revenue and income, and also allow us leverage when buying raw materials for our seafood jerky. When we have excess cash on hand, we would rather convert into profit at reasonable profit margin rather than leave it in the bank collecting minimum interest.

As we prepare for the opening of a new 20,000 tons cold-storage facility in ShiShi city, by the end of this year, we will pursue further opportunistic trading opportunities of marine catch and leverage the 30-plus years of customer and supply relationships we have established in domestic and overseas markets.

I will now discuss our 3Q results. Consolidated revenues for all segments increased from US$22.7 million in the year-ago period to US$30.9 million in the 3Q11, an increase of approximately 36.4%. Our cost of revenue, which includes raw materials, packaging materials, direct labor, and manufacturing overhead, totaled US$23.2 million in the quarter ended September 30th, 2011. We produced seafood snack-foods at our dedicated production facility in ShiShi City, while Hi-Power production is outsourced to two branding and bottling facilities in Fujian Province. Gross profit was down 7.5% to US$7.7 million, while gross margin was 24.8%, compared to 36.7% in the same period a year ago. The reason for the decline in gross profit and gross profit percentages was directly attributed to the rising commodity and production costs, and higher opportunistic sales of marine catch and lower margins.

Turning to our individual business segments, sales of our seafood snacks were down 8.9%, from US$15.9 million in the same period a year ago to US$14.4 million in the 3Q11. As Mr. Liu has just mentioned, sales of seafood snacks were negatively impacted by consumers concerns regarding the safety of ocean-based products. We maintain our strict safety standards, and thus have a high degree of confidence that all of the products used to produce our Mingxiang snack-foods are safe.

Sales of seafood snacks started to stabilize in June, and we have seen month over month improvements throughout the 3Q. In fact, total sales in this segment increased by approximately US$1 million, from US$13.4 million in the 2Q11 to US$14.4 million in the 3Q.

Our most important region, Fujian Province, experienced about 31.7% year-over-year increase in sales in the 3Q. Sales in the 3Q were also impacted by a transaction in some of our distributors, even though we have established strong, long-standing relationships with many of our distributors, we actively monitor their performance to ensure the execution is meeting our expectations.

After evaluating the performance of distribution partners in Chongqing and Shanghai, we decided to terminate these contracts due to underperformance, which we attribute to a lack of focus on our product lines. Our regional sales teams have been interviewing prospective new distributors, which they expect to add sales momentum in their respective areas.

Year-over-year growth in Hi-Power beverages was 25.4%, reflecting strong orders in the Company’s home province, Fujian, the addition of sales from the new province, Zhejiang, and growth in new uses as a result of our in-store promotions and continuous brand-building activities. The total number of retail end-points for Hi-Powers was approximately 15,000 on September 30th, 2011, compared to 12,000 points a year ago.

Our focus on driving sales in existing regions where Hi-Power is sold is bearing fruit, and we believe we can make additional progress as our advertising drives further brand and product awareness.

We continue to explore opportunities to expand distribution for Hi-Power beyond Fujian Province. Sales in Zhejiang province were approximately 1.8 million, representing about 21.8% of Hi-Power beverages sales in the 3Q11. We have had good success in sales of beverages in this new province, since we started selling six months ago. We are confident that we can replicate the successful expansion strategy within both of these provinces to all other regions across China going forward.

Finally, our frozen marine catch business segments generate US$8 million of sales in the 3Q11 compared to US$0.1 million in the year-ago period. We made opportunistic purchases of marine catch in the 1Q11 and expect to sell substantially all inventory in the 2H11. A majority of this catch represents similar types of squid that we use in the production of our seafood snack-foods, and thus limits our exposure to price fluctuations. Our cold storage facility also allows us to secure more supply when prices are depressed.

I will quickly summarize the rest of the 3Q financials. Operating income was US$1 million, with operating margin of 3.3%, compared to US$5 million and 22% respectively in the 3Q10. We spent approximately US$4.7 million on sales marketing in the three months ended September 30th, 2011, compared to US$2 million in the 3Q10.

As we discussed in prior quarters, management believes this high level of advertising and marketing investments in our snacks and beverages businesses will result in brand awareness, and therefore such investments are considered as crucial in order to generate higher sales and profit in the future.

Excluding US$0.6 million of non-cash amortization expenses related to the Hi-Power acquisition, and another US$0.6 million of advertising non-cash stock-based compensation expenses, operating income was US$2.2 million in the 3Q11.

GAAP net income for the quarter ended September 30th, 2011 was US$0.8 million, compared to US$4.2 million in the 3Q10. Adjusted non-GAAP net income, excluding the US$1.2 million non-cash items, was US$2 million.

GAAP diluted earnings per shares came in at US$0.03 per share, based on US$29.7 million of our average shares outstanding, down from US$0.14 per share in the 3Q10. Adjusted non-GAAP diluted earnings per share was US$0.07 in the 3Q11, compared to US$0.16 per share in the 3Q10. Our 9M results are detailed in the press release and in the 10-Q we released yesterday. For the sake of time, I will refer you to those documents rather than repeating all the results.

We ended the 3Q with approximately US$31.3 million in cash, compared to US$15.6 million as of December 31st, 2010. We generated US$22.5 million of cash from operations in the first 9M of the year due to positive net income, and improved accounts receivable collection.

CAPEX primarily for our new cold storage facility was approximately US$8.2 million year to date. With US$70.7 million of raised capital and no debt outstanding, our balance sheet remains rather strong.

Shareholders’ equity was US$128.3 million as of September 30th, 2011. Based on the results through the 9M11 and given the 4Q of this year is normally strong in sales given due to the pre-holiday for the Lunar Chinese New Year, we are reiterating our full-year 2011 financial guidance.

Consolidated results, revenues of at least US$130 million, representing 5.9% growth year over year. Non-GAAP adjusted net income of US$14.8 million, and non-GAAP adjusted earnings per share of US$0.50.

I will provide a quick business update before we open up the call to your questions. We remain on track to complete our new cold-storage facility by the end of 2011. This slight delay in completion of this facility is a result of additional gross area, machinery, and equipment required for the facilities. Once complete, this state-of-the-art facility will increase our storage capacity to 22,000 tons in total, and allow the Company to generate lucrative fees from ice making, frost freezing, and cold storage services. We expect this new facility to generate approximately US$8 million in revenues, and US$4 million in net income per year, once it is fully operational.

To summarize, we are managing our Company through certain challenges in order to capitalize on which we believe is a large and growing market for branded snacks and beverages in China.

While we are not pleased with the margin pressures we have experienced in the past few quarters, we remain optimistic that our actions will result in attractive future returns for our shareholders.

We would also like to remind you that we are hosting our 2011 Annual Shareholders’ Meeting next week, on Friday, November 18th. Some shareholders have made arrangements to come out to ShiShi to attend the meeting and the Investors Day, and we will be able to host more if you provide us your confirmation of the visit. Please, reach out to us directly or John Mattio for more details.

Thank you for your interest and participation in this call. We are now ready to take your questions. Thank you so much.

Richard Kime, Kensington Management:

Good morning. I am a little late on the call. So, maybe you can just explain a couple of things. Number one, and I apologize if you have covered that, you have mentioned that you expected cold storage facility to be completed by the end of this year, which is like a month and a half. When would you expect it to be fully operational?

Marco Ku:

Thank you for your question. I think that because, as you can see from the photos that we uploaded to the website, actually our cold storage facility is right next to the fishing port, and finishing the construction period which takes about 1.5 year time, actually everyone near the port or even in the city, they know about the construction of the cold storage facility, and that is why, because right now in ShiShi city and also in the overall province of Fujian, actually there are inadequate supply of those cold storage areas for those customers in the market.

That is why we believe that once the cold storage facility is completed by the end of this year, the facility itself will be almost close to fully operational in a very short-period of time. And that is why we still believe that around US$8 million of revenues will become in hand for the full year next year.

Richard Kime:

OK. So the comment that you made of profits from this facility, once it is fully operational, you would expect that in 2012 those profits would be there?

Marco Ku:

Correct.

Richard Kime:

Is that correct?

Marco Ku:

Yes.

Richard Kime:

OK. Second question is: sales of Hi-Power, and talking about your very large increases of sales expenses, how much of the promotional expenses was, like you spent US$4.7 million in sales in marketing this past quarter, how much of that was to Hi-Power?

Marco Ku:

I think that it will be close to 70% to 80% of those overall sales in marketing are related to the beverage.

Richard Kime:

Let me ask you something, I hope this is not considered a dumb question, but I do not mind asking it, you are putting in, it seems to me, as much in marketing as you are getting on sales increases. Is that a logical business approach?

Marco Ku:

Yes. I think you have to look into that this way, because for our products, for beverage Hi-Power, actually this is a brand-new product to the market, so I think that at the very beginning, before you can sell well and acquire a very good acceptance from the market, you have to let those people know what it is. You have to sell the product, let them know the benefits that Hi-Power can offer to those consumers, and that is why you have to invest.

Before you can sell, you can get brand awareness from the market and that is why we keep investing more and more to the market, so to let those people know what it is and how about the benefits of it.

So, I think that for such a new brand in the market, because this is not a well-known or a very common product in the market, and that is why you have to invest that kind of sales in marketing level expenses to let those people aware of you product and then try that and keep reordering.

Richard Kime:

Well, you have expanded to other provinces since you started with Hi-Power and on the areas that you began in, have you cut back on selling and marketing in those areas and what have been the results? I assume that you are putting most of these expenses into new areas to introduce the product.

Marco Ku:

And you are correct. Actually, for most of those new sales in marketing expenses that we invest, most of them are related to the new area that we just entered into.

Richard Kime:

So, how about the experience in the older areas, are you cutting back, and what are your sales experiences?

Marco Ku:

We have cut back a little bit, but we still see that the reorders are similar to before the cut-back period, so we believe that actually the market has continued to accept the product.

Richard Kime:

OK, I am not sure I am getting the right answer or a good answer, but I will get back in line.

James Fond, Fond Corp:

Hi, Marco, how are you? Two questions: the accounts receivable, I see it has declined substantially, which is good, and I am curious why and if that will continue.

Marco Ku:

Actually the AR, we exclude the amends related to the marine catch, somewhere it will be close to maybe two-month time, 60 days. So, actually, even though by the end of the 3Q we have some accounts receivable outstanding related to the marine catch, that outstanding date is close to 75 days. So, it is still pretty much within the target that we placed with our distributors.

Frankly speaking, we are happy for that. So, actually we expect that going forward we still have our receivable, DSO days somewhere around maybe 60 to 70 days in general.

James Fond:

OK. You have US$31 million of cash. How much of that is outside of China? And considering your share price, why would you not use whatever is outside to repurchase your shares?

Marco Ku:

Most of the cash is placed with the bank in the PRC. But actually, about your question is not really related to whether we place our cash in China or not, when we are considering the buyback program.

Actually by the end this year or after, when we have a clear view over the full year results, we will reconsider something on those actions proposed by the shareholders and other investors, how to maximize our shareholder’s value, including the share buyback program and also de dividend policy. We will review it properly early next year.

James Fond:

How much cash do you have outside of China?

Marco Ku:

Oh well, let me see, maybe less or something like 1% or 2%

James Fond:

1% or 2%?

Marco Ku:

Yeah.

James Fond:

Million?

Marco Ku:

No, percent.

James Fond:

1% or 2% of the cash?

Marco Ku:

Right.

James Fond:

OK. Thank you.

Tom Bishop, BI Research:

Good morning or good evening, whatever it is. Back to the cold storage facility, is a certain amount of the capacity of that facility booked already, I mean, people know it is coming, are you kind of pre-selling capacity, or does it not really work that way?

Marco Ku:

We can pre-sell that way, but actually we do not do that because we will keep China Marine as the priority to keep using those capacities. Frankly speaking we have a lot of preorders coming in from the nearby customers. They talk to us and negotiate whatever they can pre-book those capacities. But actually we say no to them, because we would like to estimate our internal demand first. We will fulfill our internal demand and then book out the extra capacity in the market.

Tom Bishop:

OK. You said that there was making ice in your own capacity, and you mentioned three things that a storage facility would do, was the third one third-party storage?

Marco Ku:

You are right. Actually, most of the revenues are coming from the ice-making and blast-freezing services. And all these services are —

Tom Bishop:

OK.  I missed that middle one again, the second one.

Marco Ku:

Blast freezing.

Tom Bishop:

I still missed it.

John Mattio:

It is blast freezing, Tom.

Tom Bishop:

Blast?

John Mattio:

Blast. That is correct.

Tom Bishop:

So, you might blast freeze a fish but not actually store them?

Marco Ku:

No. Before you store them you have to freeze them, and that is why you can charge this service as well.

Tom Bishop:

OK, I understand. So, I guess what I am trying to determine is what will be the impact of this facility in 2012? In other words, will we be able to get it up and cranking out US$8 million of revenues in 2012, that nice amount of profit? That is net income after tax, right, US$4 million?

Marco Ku:

Yes. Very likely.

Tom Bishop:

So, what will the impact in 2012 be, do you expect?

Marco Ku:

We will expect around almost US$8 million revenue to be coming in 2012, and also net income after tax impact will be around US$4 million.

Tom Bishop:

That is a nice profit. I guess some of that, clearly the savings on your own storage. What is the impact of Japan on marine catch sales? Q3 you had a 5.4% gross margin on what you sold. I would think the impact on selling fresh fish in China would be more severe than buying dried snack foods made out of fish. Can you talk about that whole thing? What actually happened to the fresh fish industry in China? And then secondarily, how does that affect the marine catch margin?

Marco Ku:

Definitely that is a very good question, indeed. Frankly speaking, I think the overall market, not only in China, but over the world, about seafood-based products are being affected because of the Japan disaster, because those people are not really 100% sure of whether the products they consume are safe or not. But frankly speaking, most of our marine catch being used for the snack food are not close to the Japan oceanic current. And actually we are 100% sure that the raw materials we use are safe.

And that is why we invest in lots over sales in marketing to let those people, to let consumers know that all regions of raw materials are free from those radiation influences. And that is why we invest more over the brand marketing in the last few quarters.

And also, that is general market, frankly speaking, those people are very concerned about safety, and that is why there is an overall decrease in demand of seafood-based snack foods or seafood market as a whole in China. So, we know that impact is not only to China Marine, but overall to the whole market.

But you know what? For the snack food market, we are one of the major players in the market, and that is why the impact is very significant to China Marine. But for the marine catch, actually the trading of marine catch volume for the overall Chinese market is huge, it is enormous, and China Marine is only a very small player in the market, and that is why the impact to us is not significant in terms of volume.

Put it this way, if you have surplus cash you can do much more in terms of the trading operation cash. That is no problem at all. But of course when we see the margin coming from the marine catch, we can see the impact. Because last year in general we generated about maybe 10% return in terms of the gross profit; but this year, we generated about 5% to 6%, so you can see the impact.

But of course we believe that the Japanese government can do something in the future, and once they make a statement to the market that they have stopped expanding those radiation leakage into the ocean, I think the demand for seafood will be above average.

Tom Bishop:

Have they announced that or once they do?

Marco Ku:

Not yet.
Tom Bishop:

I have always been surprised that snack foods using dried fish and squid would drop so much. I mean, my question is: did fresh fish sales, not just yours, but in industry-wide in China, drop by the same percentage?

Marco Ku:

Frankly speaking, I do not know the answer exactly, but based on experience and also our share between the market players in the last few quarters, I think the overall seafood market, including dried food and also the fresh catch, dropped significantly since the Japan disaster.

Tom Bishop:

OK. But it is coming back now, clearly, hopefully?

Marco Ku:

Definitely not 100%, but they are recovering.

Tom Bishop:

Hopefully we get a better margin on the marine catch in the 4Q, would you expect?

Marco Ku:

Yes, we hope so.

Tom Bishop:

Thank you.

Frank Wen, RJ Capital:

Good evening. My first question is, I think the decline for the gross margin in this quarter is primarily due to the increase of packaging and labor costs. But as we can see in the long run the labor cost is increasing, so how will the Company deal with this issue? How will the Company protect the profits from a rising cost?

Marco Ku:

Thank you for the question. Actually we have already increased some prices of our products. The wholesale price to our distributors in the month of September, and that is why we can keep the GP margin when you try to compare the margin return quarter over quarter, comparing 3Q to 2Q. Actually we can maintain the profit margin. This is thanks to the increase in the wholesale price in September.

Actually from time to time, at least on a yearly basis we will review our wholesale price as a whole and see whether we have to increase or to shift the price pressure from our stock end-points to our consumers on a yearly basis, and that will maintain or improve our GP margin as a whole.

Frank Wen:

OK. My second question is for the marine catch. As I can see, the marine catch contributed with a very low margin related to other categories of sales. And also I see that your concentration of customers is located in Shandong province. So, what is your plan? Are you going to expand to other provinces in China?

Marco Ku:

Definitely. It all depends on the location of the fish, frankly speaking. Because the trading business is somehow run like this: whenever you buy those fresh marine catching blocks, you prefer to put them in the place where you buy them. For example, if you buy those marine catch in Dalian, you will keep those fish in Dalian’s cold storage facilities instead of transporting those inventories from Dalian to the south of China. You just keep it over there.

And then you would try to follow those traders or customers in the market to see whether they would like to buy them. If they would like to buy them, they will simply buy the stocks from Dalian, from the place where you stored them.

So, whatever going on, if you see the opportunity as south of China, and then you buy the storage there, then sell it there. So, it all depends on the opportunities.

Frank Wen:

I see. Thank you. Those were all my questions.

Thomas McCarthy, Raymond James Financial Services:

Hi, there. I might have missed it, but what is your current earnings per share guidance for year 2011 and also 2012?

Marco Ku:

Thank you for your question. For 2011 the non-GAAP earnings per share guidance is US$0.50 per share. We have not yet provided the 2012 guidance, but we will consider giving that out to the market in the 1Q12.

Thomas McCarthy:

I am surprised that you have not adjusted your guidance for 2011. You still feel confident that you will get US$0.50?

Marco Ku:

Yes. Right now at this moment in time, we still think that is achievable.

Thomas McCarthy:

OK. Thank you.

Eagle Chang, Brean Murray & Careen:

Hello. I only have one question. I want to know more about the details about your expansion plan and strategy, about your algae-based drink business next year.

Marco Ku:

Thank you for your question. Actually as we presented in the presentation, we will try to expand our Hi-Power beverages in the new and also existing current markets next year.

For example, in Fujian and Zhejiang, even though we have a presence in these two provinces, actually there are still also untapped areas in these two provinces. So, going forward we will try to persuade our current distributors and also we may find those new distributors carrying our product in those untapped areas in these two provinces. And also on top of that we will also try to replicate our experience in these provinces to other provinces in China.

So, for the next three to five years time, we will try to focus our resources in the Southern part of China, especially along the coast, and after five years time I think that will be the right moment of time to get into the north of China and finally to the middle of China to make this market as a nationwide product.

Eagle Chang:

OK. Thank you for your answer.

Patrick McMullen:

Hello. My understanding is that you decided to terminate relationships with some distributors in the last quarter, or previously in the year, because they were not performing well. Have you replaced those distributors?

Marco Ku:

At this moment, not yet. But we are now trying to interview those new prospective distributors from those areas, and we hope that we can bring some good news in the near future.

Patrick McMullen:

OK. And can you give us a little more explanation on what those distributors were not going, why they had to be replaced?

Marco Ku:

I think the major reason is because they were not focused on our product line, because frankly speaking, in China, for those large distributors, many of them are carrying lots of products. For those large ones, typically they can carry over 10,000 different kinds of products on their own. So, it is a very small manufacturer.

Before you cooperate with them, you never know whether they will focus on your products. So, once you make a mistake you have to place them and find new ones who can work together with you, and also be honest with you, on your products, and that is also why right now we are interviewing those prospective investors, and hopefully we will bring some good news shortly.

Patrick McMullen:

Thank you.

Les Bryant, UBS Financial Services:

Hi. My question is, you mentioned that you used your cash, instead of just in the bank, often for marine catch inventories. What are your current inventories of marine catch?

Marco Ku:

Could you repeat your question? Sorry about that.

Les Bryant:

OK. You have made statements that you utilized much of your cash by investing in marine catch. I see that we have R$31 million in cash; is that in cash or is part of that in marine catch?

Marco Ku:

I got you, thank you. Actually when we stated the cash in US$31 million and that’s the cash. If you use the cash to buy marine catch, then that will be recorded as inventory.

Les Bryant:

OK. But what is your current inventory of marine catch approximately?

Marco Ku:

I think that that will be around US$7 million to US$8 million by the end of the 3Q.

Les Bryant:

US$7 million to US$8 million?

Marco Ku:

Yes.

Les Bryant:

OK. I noticed you had US$23 million last year at the end, but you sold some. OK. How are the fishing fleets in your area? How is their catch these days?

Marco Ku:

The catch is good, because for every year in June and July, those are the two months that those fishermen are prohibited from fishing, because the Government tries to protect resources from the ocean.

So, since August this year, actually the fishing volume is good, but the pricing goes up anyway. So, we will try to take advantage of the cold storage facility, because once you have the capacity you can buy more fishes, the price is relatively lower, you can buy more. And this is why this is also one of the reasons why we would like to contribute with lots of investment over the construction of the cold storage.

Les Bryant:

I got a little bit confused in the earlier comment. I was of the impression that most of your marine catch was bought in the ShiShi area, and yet in the marine catch trading it sounded as though you buy from various areas in China. Is that correct?

Marco Ku:

That is correct, because for the snack food business we do it ourselves, we do the processing steps ourselves based in ShiShi facilities. And that is why we also buy our raw materials right next to us in ShiShi fishing port. So, the new cold storage facility we are building is right next to the ShiShi fishing port. But for the marine catch trading business, actually you can do whatever where the fish are.

Les Bryant:

All right. Thank you very much.

Tom Bishop, BI Research:

You mentioned that the cold storage capital cost projection is now US$24 million. That started at US$20 million. What happened there?

Marco Ku:

Because at the very beginning, the cold storage area is almost the same. But lastly we changed a little bit on the construction of that, because we would like to have additional gross areas in the total construction so that we can do our cold storage processing product line as well.
So later on we changed it from time to time, and at the end of the day we did acquire more machineries and more labor costs, and that is why it increased.

Tom Bishop:

OK. But that does not increase the amount of revenue you expect to get out of the facility?

Marco Ku:

It may increase a little bit but it is hard to tell at the moment because the freezing product line itself is hard to tell, because when you try to store your raw materials, and also we could use it to sell for those frozen product lines in the future. So, we do not revise our revenue guidance in terms of the cold storage facility, because of that change.

Tom Bishop:

OK. But you have booked that US$4 million over, each time you talk about it each quarter, it still seems reasonable, right?

Marco Ku:

Correct.

Tom Bishop:

And finally, the packaging costs, you mentioned that they were higher. What is going on with that? Can you put a little bit more detail behind the packaging cost?

Marco Ku:

Yes. I think the increase in packaging cost is just a general inflation problem in China. So, what we are doing is trying to shift the price pressure from our end to the consumer end. And this is what we did in September.

Tom Bishop:

It did not have to do with the price of aluminum or something? I mean, it was the physical packaging process that cost more than the labor, or just everything?

Marco Ku:

Normally, just because of the supply cost, in terms of those packaging materials.

Tom Bishop:

All right. Thank you.

Operator:

And that concludes today’s question and answer session. I would like to turn the conference call back over to management for any closing remarks.

Marco Ku:

Thank you for all the questions. I believe that nowadays those people have a better understanding about the operation of China Marine and also the problems that we have in the last few quarters.

Actually, as Mr. Liu just mentioned, we try to recall a better business strategy going forward to make us more profitable going forward. So, next week we will host a 2011 Shareholders’ Meeting and I would like to invite all of you to come and join us for the meeting, and also for the associated Investor Day.

So, I would like to see you all soon. Thank you so much.

Operator:

Ladies and gentlemen, that concludes today’s conference call. We do thank you for attending. You may now disconnect your telephone lines.